EXHIBIT F

October 26, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:     File No. 70-9527
Eastern Utilities Associates et al. / Application-Declaration with Respect to the Acquisition of a Subsidiary in Connection with the Unbundling of Generation Business

Ladies and Gentlemen:

        As counsel for Eastern Utilities Associates ("EUA"), Eastern Edison Company, ("Eastern"), and Montaup Electric Company ("Montaup") (EUA, Eastern and Montaup are sometimes hereinafter referred to collectively as the "Declarants"), we are furnishing this opinion to be used in connection with the filing by the Declarants, on July 14, 1999, with the U.S. Securities and Exchange Commission (the "Commission"), of an Application-Declaration on Form U-1, as amended (File No. 70-9527; hereinafter, the "Application-Declaration"), under the Public Utility Holding Company Act of 1935, as amended. The Declarants are filing the Application-Declaration for the purpose of obtaining Commission authorization for Eastern to transfer to EUA, and for EUA to acquire from Eastern, all of Eastern's investment in Montaup's capitalization including the outstanding: (i) preferred stock of Montaup; (ii) common stock of Montaup (the securities described in clauses (i) and (ii), collectively, the "Montaup Stock"); and (iii) debenture bonds of Montaup (the "Bonds," and together with the Montaup Stock, the "Montaup Securities"), thereby causing Montaup to become a wholly-owned, first-tier subsidiary of EUA. The transfer of the Montaup Securities to EUA by Eastern will take the form of one or more special dividend payments comprising all remaining capitalization of Montaup, which will be paid out of Eastern's retained earnings to the maximum extent possible and, thereafter, subject to receipt of Commission authorization, out of paid-in capital, unearned surplus and/or a redemption of Eastern common stock, such redemption to be funded with Montaup Securities (such transfer and acquisition of Montaup Securities, and the transactions relating thereto, hereinafter collectively referred to as the "Spin-Off").

        It is our opinion, subject to the additional assumptions, exceptions and qualifications hereinafter stated, that in the event the Spin-Off is consummated in accordance with the Application-Declaration:

        (a) All Massachusetts state laws applicable to the Spin-Off will have been complied with by EUA, Eastern, and Montaup.

        (b) Montaup, the issuer of the Montaup Securities, is a validly organized and duly existing corporation organized under the laws of the Commonwealth of Massachusetts.

        (c) The Montaup Stock is validly issued, fully paid and nonassessable and EUA, as the holder thereof upon the consummation of the Spin-Off, will be entitled to the rights and privileges appertaining thereto set forth in the Articles of Organization of Montaup.

        (d) The Bonds are the valid and binding obligation of Montaup, enforceable in accordance with their respective terms.

        (e) Upon consummation of the Spin-Off, EUA will legally acquire the Montaup Securities.

        (f) The consummation of the Spin-Off will not violate the legal rights of the holders of any of the securities issued by EUA, Eastern, Montaup or any of their associate companies, Blackstone Valley Electric Company ("Blackstone"), Newport Electric Corporation ("Newport"), EUA Cogenex Corporation ("Cogenex"), EUA Ocean State Corporation ("Ocean State"), EUA Service Corporation ("ESC"), EUA Telecommunications Corporation ("EUA Telecommunications"), Northeast Energy Management, Inc. ("NEM"), EUA Citizens Conservation Services, Inc. ("CCS"), EUA Cogenex-West Corporation ("Cogenex-West"), EUA Cogenex-Canada Inc. ("Cogenex-Canada"), EUA Cogenex-Canada Energy Services, Inc. ("Cogenex-Canada Energy Services") (each of NEM, CCS, Cogenex-West, Cogenex-Canada and Cogenex-Canada Energy Services being an associate or subsidiary company of Cogenex), EUA Energy Services, Inc. ("Energy Services"), Duke/Louis Dreyfus Energy Services (New England) L.L.C. ("D/LDNE") (D/LDNE being an associate company of Energy Services), EUA Energy Investment Corporation ("EEIC"), EUA TransCapacity, Inc. ("TransCapacity"), EUA BIOTEN, Inc. ("EUA BIOTEN"), BIOTEN Operations, Inc. ("BIOTEN Operations"), EUA Compression Services, Inc. ("EUACS") (TransCapacity, EUA BIOTEN, BIOTEN Operations and EUACS being associate companies of EEIC), Ocean State Power I ("OSP I"), Ocean State Power II ("OSP II") (OSP I and OSP II being Rhode Island general partnerships), Eastern Edison Electric Company, APS Cogenex L. L.C., EUA WestCoast L.P., TransCapacity, L.P., BIOTEN GPM, Eastern Unicord Corporation, EUA Energy Capital and Services I, EUA Energy Capital and Services II, EUA FRC II Energy Associates, Micro Utility Partners of America, and Renova, L.L.C.

        This opinion, in addition to being subject to the consummation of the Spin-Off in accordance with the Application-Declaration, is also subject to the following additional assumptions, exceptions and qualifications:

        (1) compliance with such order or orders as the SEC may issue from time to time upon the Application-Declaration;

        (2) the accuracy of information furnished to us (a) as to the outstanding securities of EUA, Eastern, Montaup and their associate companies, Blackstone, Newport, Cogenex, Ocean State, ESC, EUA Telecommunications, NEM, CCS, Cogenex-West, Cogenex-Canada, Cogenex-Canada Energy Services, Energy Services, D/LDNE, EEIC, TransCapacity, EUA BIOTEN, BIOTEN Operations, EUACS, OSP I, OSP II, and OSP Finance, and (b) that there is no provision or condition in the Bonds or in any document in connection with the Bonds or any of the above listed corporations limiting the Spin-Off;

        (3) that all requirements of applicable state securities or "blue sky" laws will have been complied with;

        (4) that the enforceability of the Spin-Off may be subject to and affected by applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the enforcement of the rights and remedies of creditors generally (including, without limitation, such as may deny giving effect to waivers of rights to debtors or guarantors); and such duties and standards as are or may be imposed on creditors, including, without limitation, good faith , reasonableness and fair dealing under any applicable statute, rule, regulation or judicial decision; and

        (5) that the enforceability of the Spin-Off may be subject to and affected by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the exercise of equitable powers by a court of competent jurisdiction (and no opinion is given herein as to specific performance or as to the availability of other equitable remedies or equitable relief of any kind).

        This opinion relates only to federal law and the laws of the Commonwealth of Massachusetts, and we express no opinion with respect to any other jurisdiction. To the extent that certain matters addressed may involve the laws of other states, we have assumed that such laws are not materially different from the laws of the Commonwealth of Massachusetts.

        We consent to the use of this opinion in connection with the Application-Declaration.

Very truly yours,
McDermott, Will & Emery